Exhibit 99.1

Possis Medical Shareholder Suit Dismissed on Appeal

MINNEAPOLIS--(BUSINESS WIRE)--Possis Medical, Inc. (NASDAQ: POSS), a developer, manufacturer and marketer of pioneering medical devices used in endovascular procedures, today announced that the United States Court of Appeals for the Eighth Circuit has affirmed the Federal District Court's dismissal of a shareholder lawsuit that was filed June 5, 2005. The suit had alleged that Possis Medical violated federal securities laws by misrepresenting material information about the Company’s AngioJet® Rheolytic™ Thrombectomy System prior to the August 2004 public disclosure of the results of the Company’s AiMI clinical trial. The United States District Court for the District of Minnesota had previously dismissed with prejudice the consolidated amended complaint in a shareholder class action lawsuit filed against Possis Medical and two of its executive officers, entitled “In re Possis Medical, Inc., Securities Litigation.”

“We are very pleased that the appellate court has dismissed this case. Although we have always been firm in our conviction that this suit was without merit, it confirms our confidence in the judicial process to have the court take this action,” commented Robert G. Dutcher, chairman, president and chief executive officer of Possis Medical Inc.

About Possis Medical, Inc.

Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company’s AngioJet® System is the world’s leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins, A-V grafts and native fistulas.

CONTACT:
Possis Medical, Inc.
Jules L. Fisher, 763-450-8011
Vice President, Finance and
Chief Financial Officer
Jules.Fisher@possis.com